EXHIBIT 11.1

		    OPHTHALMIC IMAGING SYSTEMS
		 CALCULATION OF NET LOSS PER SHARE



                                									1996                1995

Net loss ...........................$ 1,413,183          $   356,276

Weighted average common
shares outstanding ...................2,204,506              875,112

Common stock equivalents (1).............--                    --

                         							      2,204,506              875,112

Net loss per share..................$       .64           $       .41

(1) No amounts are included, as amounts are anti-dilutive.